CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Senior Notes Series E due 2017	$550,000,000	$75,020
Senior Notes Series F due 2022	$300,000,000	$40,920
Total	$850,000,000	$115,940

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in American Electric Power Company, Inc.’s Registration Statement on Form S-3 (Registration No. 333-178522)

Prospectus Supplement
(To Prospectus dated December 15, 2011)

$850,000,000
American Electric Power Company, Inc.

$550,000,000 1.65% Senior Notes, Series E, due 2017
$300,000,000 2.95% Senior Notes, Series F, due 2022

The Senior Notes will be our unsecured and unsubordinated obligations.  Interest on the Series E Notes and the Series F Notes (collectively, the “Senior Notes”) is payable semi-annually on June 15 and December 15 of each year, beginning June 15, 2013.  The Series E Notes will mature on December 15, 2017.  The Series F Notes will mature on December 15, 2022.  We may redeem the Senior Notes at our option at any time, either as a whole or in part, in each case, at a redemption price equal to 100% of the principal amount of the Senior Notes being redeemed plus any make-whole premium, together with accrued and unpaid interest to the redemption date.

The Senior Notes do not have the benefit of any sinking fund.  The Senior Notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.  We will issue the Senior Notes only in registered form in denominations of $1,000 and integral multiples thereof.

Investing in our Senior Notes involves risks.  See “Risk Factors” on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
	Per Series E Note	Total	Per Series F Note	Total
Public offering price (1)	99.884%	$549,362,000	99.801%	$299,403,000
Underwriting discount	0.60%	$3,300,000	0.65%	$1,950,000
Proceeds, before expenses, to us	99.284%	$546,062,000	99.151%	$297,453,000
(1) Plus accrued interest, if any, from December 3, 2012.

We expect that the Senior Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about December 3, 2012.

Joint Book-Running Managers
J.P. Morgan	Citigroup	Goldman, Sachs & Co.
BNP PARIBAS	Credit Agricole CIB	RBS

Co-Managers
BNY Mellon Capital Markets, LLC
KeyBanc Capital Markets
Mizuho Securities
ScotiaBank
SunTrust Robinson Humphrey
November 28, 2012

TABLE OF CONTENTS

Prospectus Supplement
Page

About this Prospectus Supplement	S-1
Where You Can Find More Information	S-1
Summary Information	S-3
The Offering	S-4
Risk Factors	S-6
Use of Proceeds	S-6
Specific Terms of the Senior Notes	S-6
Underwriting	S-10
Legal Matters	S-12
Experts	S-12

Prospectus

The Company	2
Prospectus Supplements	2
Risk Factors	2
Where You Can Find More Information	2
Ratio of Earnings to Fixed Charges	4
Use of Proceeds	4
Description of the Senior Notes	4
Description of Common Stock	10
Description of the Junior Subordinated Debentures	11
Description of the Stock Purchase Contracts and the Stock Purchase Units	17
Book-Entry System	17
Plan of Distribution	20
Legal Opinions	21
Experts	22

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts.  The first part is this prospectus supplement, which describes the specific terms of this offering of the Senior Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.  The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Senior Notes.  If the description of the Senior Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus and in any written communication from the Company or the underwriters specifying the final terms of the offering.  We have not, and the underwriters have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on their respective covers.  Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (“SEC”).  You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  You may also examine our SEC filings through the SEC’s web site at http://www.sec.gov or at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the Senior Notes offered hereby:

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012; and

•
Current Reports on Form 8-K filed January 6, 2012 (as amended and filed March 9, 2012), April 25, 2012, July 25, 2012 (as amended and filed September 26, 2012), September 26, 2012 and November 20, 2012.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215
Attn: John Huneck
614-716-1000

SUMMARY INFORMATION

The following information supplements, and should be read together with, the information contained in the accompanying prospectus.  You should carefully read this prospectus supplement and the accompanying prospectus as well as the documents they incorporate by reference, before making an investment decision.  Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to the “Company”, “we”, “us” and “our” should be read to refer to American Electric Power Company, Inc. and its subsidiaries.

American Electric Power Company, Inc.

We are one of the largest investor-owned electric public utility holding companies in the United States.  Our electric utility operating companies provide generation, transmission and distribution services to more than five million retail customers in Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia.

We operate an extensive portfolio of assets including:

•	Almost 36,500 megawatts of generating capacity, one of the largest complements of generation in the U.S.
•	Approximately 39,000 miles of transmission lines, including 2,116 miles of 765kV lines, the backbone of the electric interconnection grid in the Eastern U.S.
•	Approximately 223,000 miles of distribution lines that deliver electricity to 5.3 million customers.
•	Substantial commodity transportation assets (more than 7,600 railcars, approximately 3,300 barges, 61 towboats, 29 harbor boats and a coal handling terminal with 18 million tons of annual capacity).

Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio, and our telephone number is (614) 716-1000.

The Offering

Senior Notes	$550,000,000 principal amount of 1.65% Senior Notes, Series E, due 2017 and $300,000,000 principal amount of 2.95% Senior Notes, Series F, due 2022.
Maturity Dates	The Series E Senior Notes will mature on December 15, 2017 and the Series F Senior Notes will mature on December 15, 2022.
Interest Rates	The Series E Senior Notes will bear interest at the rate of 1.65% per year and the Series F Senior Notes will bear interest at the rate of 2.95% per year.
Interest Payment Dates	Interest on the Senior Notes is payable semi-annually on June 15 and December 15 of each year, beginning June 15, 2013.
Redemption of the Series E Notes
At any time prior to November 15, 2017, we may redeem the Series E Senior Notes at our option at any time, either as a whole or in part, in each case, at a redemption price equal to 100% of the principal amount of the Series E Senior Notes being redeemed plus a make-whole premium, together with accrued and unpaid interest to the redemption date. At any time on or after November 15, 2017, we may redeem the Series E Senior Notes in whole or in part at 100% of the principal amount of the Senior Notes being redeemed, plus accrued interest thereon to the date of redemption.

Redemption of the Series F Notes
At any time prior to September 15, 2022, we may redeem the Series F Senior Notes at our option at any time, either as a whole or in part, in each case, at a redemption price equal to 100% of the principal amount of the Series F Senior Notes being redeemed plus a make-whole premium, together with accrued and unpaid interest to the redemption date. At any time on or after September 15, 2022, we may redeem the Series F Senior Notes in whole or in part at 100% of the principal amount of the Series F Senior Notes being redeemed, plus accrued interest thereon to the date of redemption.

Ranking	The Senior Notes will be unsecured and unsubordinated obligations ranking equally with our other outstanding and future unsecured and unsubordinated indebtedness.

Restrictive Covenants
For a discussion of the restrictive covenants relating to the Senior Notes, see “Limitation upon Liens on Stock of Certain Subsidiaries” and “Limitation upon Mergers, Consolidations and Sale of Assets” under “Specific Terms of the Senior Notes—Restrictive Covenants Relating to the Senior Notes” in this prospectus supplement.

RISK FACTORS

Investing in the Senior Notes involves risk.  You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, along with certain amended and restated risk factors contained in our Quarterly Reports on Form 10-Q  for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 before investing in the Senior Notes. The risks described therein or set forth below are those that we consider to be the most significant to your decision whether to invest in the Senior Notes. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities.

We must rely on cash from our subsidiaries to make payments on the Senior Notes.

We are a holding company that derives substantially all of our income from our operating subsidiaries.  Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts on the Senior Notes or to make any funds available for such payment.  Therefore, the Senior Notes will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, debt and preferred stock incurred or issued by our subsidiaries.  In addition to trade liabilities, many of our operating subsidiaries incur debt in order to finance their business activities.  All of this indebtedness will be effectively senior to the Senior Notes.  In addition, each subsidiary’s ability to pay dividends to us depends on any statutory, regulatory and/or contractual restrictions that may be applicable to such subsidiary.  The indenture pursuant to which the Senior Notes will be issued does not place any limit on the amount of senior indebtedness that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that our subsidiaries may issue, guarantee or otherwise incur.  We expect that our subsidiaries will from time to time incur additional indebtedness and other liabilities that will be senior to the Senior Notes.  At September 30, 2012, the total indebtedness of our subsidiaries was $17.4 billion; this amount does not include other liabilities.

USE OF PROCEEDS

The net proceeds from the sale of the Senior Notes will be used for general corporate purposes.  These purposes include the repayment of short term indebtedness as well as the redemption of the $242,775,000 outstanding principal amount of our 5.25% Senior Notes, Series D, due June 1, 2015 and $315,000,000 outstanding principal amount of our 8.75% Junior Subordinated Debentures due March 1, 2063.  If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations.

SPECIFIC TERMS OF THE SENIOR NOTES

Please read the following information concerning the Senior Notes in conjunction with the statements under “Description of the Senior Notes” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes.  The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Indenture dated as of May 1, 2001 (the “Indenture”) between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).  The Indenture is described in the accompanying prospectus, and a form thereof is filed as an exhibit to the registration statement under which the Senior Notes are being offered and sold.

The Senior Notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness.  At September 30, 2012, we had approximately $763 million outstanding unsecured and unsubordinated indebtedness.  The Indenture contains no restrictions on the amount of additional indebtedness that we may issue.

Principal Amount, Maturity, Interest and Payment

The Series E Notes and the Series F Notes will initially be issued in an aggregate principal amount of $550,000,000 and $300,000,000, respectively.  We may at any time and from time to time, without consent of the holders of either series of the Senior Notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the applicable Senior Notes.  These notes, together with the applicable Senior Notes, will be a single series of notes under the Indenture.

           The Series E Notes will mature and become due and payable, together with any accrued and unpaid interest, on December 15, 2017, and will bear interest at the rate of 1.65% per year from December 3, 2012 until December 15, 2017.  The Series E Notes are not subject to any sinking fund provision.

    The Series F Notes will mature and become due and payable, together with any accrued and unpaid interest, on December 15, 2022, and will bear interest at the rate of 2.95% per year from December 3, 2012 until December 15, 2022.  The Series F Notes are not subject to any sinking fund provision.

Interest on each Senior Note will be payable semi-annually in arrears on June 15 and December 15 of each year and at redemption, if any, or maturity.  The initial interest payment date is June 15, 2013.  Each payment of interest shall include interest accrued through the day before such interest payment date.  Interest on the Senior Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

We will pay interest on the Senior Notes (other than interest payable at redemption, if any, or maturity) in immediately available funds to the owners of the Senior Notes as of the Regular Record Date (as defined below) for each interest payment date.

We will pay the principal of the Senior Notes and any premium and interest payable at redemption, if any, or at maturity in immediately available funds at the office of The Bank of New York Mellon Trust Company, N.A., 101 Barclay Street in New York, New York.

If any interest payment date, redemption date or the maturity is not a Business Day (as defined below), we will pay all amounts due on the next succeeding Business Day and no additional interest will be paid.

The “Regular Record Date” will be the close of business on the June 1 or December 1 prior to the relevant interest payment date, whether or not a Business Day.

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

Waiver of Replacement Capital Covenant

The Indenture provides that the Senior Notes will not be entitled to benefit in any way from the Replacement Capital Covenant, dated as of March 1, 2008, entered into by the Company in favor of certain holders of the Company’s debt, and subsequently amended by an amendment dated as of February 29, 2012 (as amended, the “Replacement Capital Covenant”). Under this provision, the Senior Notes will never become Eligible Debt or Covered Debt (as such terms are defined in the Replacement Capital Covenant), and the holders of the Senior Notes will never be entitled to become Covered Debtholders (as defined in the Replacement Capital Covenant). Any person purchasing or otherwise acquiring a Senior Note or any interest in a Senior Note will be deemed to have agreed to this waiver of the Replacement Capital Covenant.

Optional Redemption

We may redeem the Senior Notes at our option at any time upon no more than 60 and not less than 30 days’ notice by mail.

At any time prior to November 15, 2017, we may redeem the Series E Senior Notes either as a whole or in part at a redemption price equal to the greater of (1) 100% of the principal amount of the Series E Senior Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Series E Senior Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points, plus accrued interest thereon to the date of redemption.

At any time on or after November 15, 2017, we may redeem the Series E Senior Notes in whole or in part at 100% of the principal amount of the Series E Senior Notes being redeemed, plus accrued interest thereon to the date of redemption.

At any time prior to September 15, 2022, we may redeem the Series F Senior Notes either as a whole or in part at a redemption price equal to the greater of (1) 100% of the principal amount of the Series F Senior Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Series F Senior Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption)

discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points, plus accrued interest thereon to the date of redemption.

At any time on or after September 15, 2022, we may redeem the Series F Senior Notes in whole or in part at 100% of the principal amount of the Series F Senior Notes being redeemed, plus accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date for the Senior Notes, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Senior Notes.

“Comparable Treasury Price” means, with respect to any redemption date for the Senior Notes, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m.  Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such third Business Day, the Reference Treasury Dealer Quotation for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us and reasonably acceptable to the Trustee.

“Reference Treasury Dealer” means a primary U.S. Government Securities Dealer selected by us and reasonably acceptable to the Trustee.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Restrictive Covenants Relating to the Senior Notes

Limitation upon Liens on Stock of Certain Subsidiaries

For so long as any Senior Notes remain outstanding, we will not create or incur or allow any of our subsidiaries to create or incur any pledge or security interest on any of the capital stock of a Public Utility Subsidiary held by us or one of our subsidiaries or a Significant Subsidiary.

For purposes of this covenant, a Public Utility Subsidiary means, at any particular time, a direct or indirect subsidiary of ours that, as a substantial part of its business, distributes or transmits electric energy to retail or wholesale customers at rates or tariffs that are regulated by either a state or Federal regulatory authority.

For purposes of this covenant, Significant Subsidiary means, at any particular time, any direct subsidiary of ours whose consolidated gross assets or consolidated gross revenues (having regard to our direct beneficial interest in the shares, or the like, of that subsidiary) represent at least 25% of our consolidated gross assets or our consolidated gross revenues.

Limitation upon Mergers, Consolidations and Sale of Assets

Nothing in the Indenture or the Senior Notes prevents us from consolidating or merging with or into, or selling or otherwise disposing of all or substantially all of our property to another entity, provided that (1) we agree to obtain a supplemental indenture pursuant to which the surviving entity or transferee agrees to assume our obligations relating to all outstanding debt securities issued under the Indenture and (2) the surviving entity or transferee is organized under the laws of the United States, any state thereof or the District of Columbia.

Additional Information

For additional important information about the Senior Notes, including:  (i) additional information about the terms of the Senior Notes, (ii) general information about the Indenture and the trustee, and (iii) a description of events of default under the Indenture, see “Description of the Senior Notes” in the accompanying prospectus.

UNDERWRITING

Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as representatives of the underwriters named below with respect to the Senior Notes.  Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each of the underwriters named below and each of the underwriters has severally and not jointly agreed to purchase from us the respective principal amount of Senior Notes set forth opposite its name below:

Underwriter	Principal Amount of Series E Notes	Principal Amount of Series F Notes
Citigroup Global Markets Inc.	$77,000,000	$42,000,000
Goldman, Sachs & Co.	77,000,000	42,000,000
J.P. Morgan Securities LLC	77,000,000	42,000,000
BNP Paribas Securities Corp.	77,000,000	42,000,000
Credit Agricole Securities (USA) Inc.	77,000,000	42,000,000
RBS Securities Inc.	77,000,000	42,000,000
BNY Mellon Capital Markets, LLC	17,600,000	9,600,000

KeyBanc Capital Markets Inc.	17,600,000	9,600,000
Mizuho Securities USA Inc.	17,600,000	9,600,000
Scotia Capital (USA) Inc.	17,600,000	9,600,000
SunTrust Robinson Humphrey, Inc.	17,600,000	9,600,000
Total	$550,000,000	$300,000,000

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Senior Notes offered hereby if any of the Senior Notes are purchased.

The expenses associated with the offer and sale of the Senior Notes are expected to be approximately $755,000.

The underwriters propose to offer the Senior Notes to the public at the initial public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.35% per Series E Note and 0.40% per Series F Note.  The underwriters may allow, and such dealers may reallow, a discount not in excess of 0.225% per Series E Note and 0.25% per Series F Note to certain other dealers.  After the initial public offering, the public offering price, concession and discount may be changed.  The offering of the Senior Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters right to reject any order in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that each underwriter may be required to make in respect thereof.

Prior to this offering, there has been no public market for the Senior Notes. The Senior Notes will not be listed on any securities exchange. Certain underwriters have advised us that they intend to make a market in the Senior Notes. The underwriters will have no obligation to make a market in the Senior Notes, however, and may cease market making activities, if commenced, at any time. There can be no assurance of a secondary market for the Senior Notes, or that the Senior Notes may be resold.

In connection with the offering, the underwriters may purchase and sell the Senior Notes in the open market.  These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.  Stabilizing transactions consist of certain bids or purchases for the purposes of preventing or retarding a decline in the market price of the Senior Notes and syndicate short positions involve the sale by the underwriters of a greater number of Senior Notes than they are required to purchase from us in the offering.  The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such Senior Notes are repurchased by the syndicate in stabilizing or covering transactions.  These activities may stabilize, maintain or otherwise affect the market price of the Senior Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.  These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services.  Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of the Company.

Some of the underwriters or their affiliates engage in transactions with, and have performed services for, us and our affiliates in the ordinary course of business and have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

Certain legal matters with respect to this offering of the Senior Notes will be passed on for us by Jeffrey D. Cross, Esq., Deputy General Counsel of American Electric Power Service Corporation, one of our affiliates, or Thomas G. Berkemeyer, Esq., Associate General Counsel of American Electric Power Service Corporation.  Certain legal matters with respect to the offering of the Senior Notes will be passed on for the underwriters by Hunton & Williams LLP, New York, New York.  From time to time, Hunton & Williams LLP acts as counsel to our affiliates for some matters.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus supplement by reference from the American Electric Power Company, Inc. Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of American Electric Power Company, Inc. and subsidiary companies’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion and, as to the report related to the consolidated financial statements, includes an explanatory paragraph relating to the adoption of new accounting pronouncements in 2011 and 2010), which are incorporated herein by reference.  Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

AMERICAN ELECTRIC POWER COMPANY, INC.
1 RIVERSIDE PLAZA
COLUMBUS, OHIO 43215
(614) 716-1000

SENIOR NOTES
COMMON STOCK
JUNIOR SUBORDINATED DEBENTURES
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS

TERMS OF SALE

This prospectus contains summaries of the general terms of the securities.  You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus.  You should read this prospectus and the available prospectus supplement carefully before you invest.

The common stock of American Electric Power Company, Inc. is listed on the New York Stock Exchange under the symbol "AEP".  The last reported sale of the common stock on the New York Stock Exchange on December 9, 2011 was $39.73 per share.

In this prospectus, unless the context indicates otherwise, the words "we", "ours" and "us" refer to American Electric Power Company, Inc. and its consolidated subsidiaries.

INVESTING IN THESE SECURITIES INVOLVES RISKS.  SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 2 FOR MORE INFORMATION.

The securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2011.

THE COMPANY

We are a public utility holding company that owns, directly or indirectly, all of the outstanding common stock of our domestic electric utility subsidiaries and varying percentages of other subsidiaries.  Substantially all of our operating revenues derive from the furnishing of electric service.  We were incorporated under the laws of New York in 1906 and reorganized in 1925.  Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio 43215, and our telephone number is (614) 716-1000.

We own, directly or indirectly, all the outstanding common stock of the following operating public utility companies:  AEP Texas Central Company, AEP Texas North Company, Appalachian Power Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company, Kingsport Power Company, Ohio Power Company, Public Service Company of Oklahoma, Southwestern Electric Power Company and Wheeling Power Company.  These operating public utility companies supply electric service in portions of Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia.  We also own all of the outstanding common stock of American Electric Power Service Corporation, which provides accounting, administrative, information systems, engineering, financial, legal, maintenance and other services to us and our subsidiaries.

PROSPECTUS SUPPLEMENTS

We will provide information to you about the securities in up to three separate documents that progressively provide more detail: (a) this prospectus provides general information some of which may not apply to your securities, (b) the accompanying prospectus supplement provides more specific terms of your securities, and (c) the pricing supplement, if any, provides the final terms of your securities.  It is important for you to consider the information contained in this prospectus, the prospectus supplement, and the pricing supplement, if any, in making your investment decision.

RISK FACTORS

Investing in our securities involves risk.  Please see the risk factors described in our most recent Annual Report on Form 10-K and all subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus.  Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus.  The risks and uncertainties described are those presently known to us.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC.  We also file annual, quarterly and current reports and other information with the SEC.  You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street N.E., Room 1580, Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  You may also examine our SEC filings through the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (including any documents filed after the date of the initial registration statement and prior to its effectiveness) until we sell all the securities.

• Annual Report on Form 10-K for the year ended December 31, 2010;
• Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;
• Current Report on Form 8-K filed April 27, 2011;
• Current Report on Form 8-K filed May 2, 2011;
• Current Report on Form 8-K filed May 9, 2011;
• Current Report on Form 8-K filed May 25, 2011;
• Current Report on Form 8-K filed July 5, 2011;
• Current Report on Form 8-K filed July 27, 2011;
• Current Report on Form 8-K filed October 26, 2011;
• Current Report on Form 8-K filed November 16, 2011; and
• Current Report on Form 8-K filed December 5, 2011.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Mr. John R. Huneck
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215
614-716-1000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus and in any written communication from us or any underwriters specifying the final terms of the particular offering.  We have not authorized anyone else to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front of those documents.

RATIO OF EARNINGS TO FIXED CHARGES

The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

Twelve Months Period Ended	Ratio

December 31, 2006	2.48
December 31, 2007	2.44
December 31, 2008	2.62
December 31, 2009	2.56
December 31, 2010	2.47
September 30, 2011	2.96

The Ratio of Earnings to Fixed Charges for the nine-months ended September 30, 2011 was 3.31.  For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and Form 10-Q.  See Where You Can Find More Information on page 2.

USE OF PROCEEDS

The net proceeds from the sale of any of the offered securities will be used for general corporate purposes relating to our business.  Unless stated otherwise in a prospectus supplement, these purposes include redeeming or repurchasing outstanding debt, replenishing working capital, financing our subsidiaries' ongoing construction and maintenance programs.  If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations.  At December 7, 2011, our outstanding short-term debt was $817 million.

The prospectus supplement of a particular offering of securities will identify the use of proceeds for the offering.

DESCRIPTION OF THE SENIOR NOTES

General

We will issue the Senior Notes directly to the public, to a trust or as part of a Stock Purchase Unit, under an Indenture dated May 1, 2001 between us and The Bank of New York Mellon Trust Company, N.A. as Trustee.  This prospectus briefly outlines some provisions of the Indenture.  If you would like more information on these provisions, you should review the Indenture and any supplemental indentures or company orders that we have filed or will file with the SEC.  See Where You Can Find More Information on how to locate these documents.  You may also review these documents at the Trustee’s offices at 2 North LaSalle Street, Chicago, Illinois.

The Indenture does not limit the amount of Senior Notes that may be issued.  The Indenture permits us to issue Senior Notes in one or more series or tranches upon the approval of our board of directors and as described in one or more company orders or supplemental indentures.  Each series of Senior Notes may differ as to their terms.  The Indenture also gives us the ability to reopen a previous issue of a series of Senior Notes and issue additional Senior Notes of such series.

Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including the holders of the Senior Notes) to participate in the assets of the subsidiary upon the subsidiary's liquidation.

The Senior Notes are unsecured and will rank equally with all our unsecured unsubordinated debt.  For current information on our debt outstanding see our most recent Form 10-K and 10-Q.  See Where You Can Find More Information.

A pricing or prospectus supplement will include the final terms for each series of Senior Notes.  If we decide to list upon issuance any series of Senior Notes on a securities exchange, a pricing or prospectus supplement will identify the exchange and state when we expect trading could begin.  The following terms of the Senior Notes that we may sell at one or more times will be established in the applicable pricing or prospectus supplement:

-      Maturity
-      Fixed or floating interest rate
-      Remarketing features
-      Certificate or book-entry form
-      Redemption
-      Not convertible, amortized or subject to a sinking fund
-      Interest paid on fixed rate Senior Notes quarterly or semi-annually
-      Interest paid on floating rate Senior Notes monthly, quarterly, semi-annually, or annually
-      Issued in multiples of a minimum denomination
-      Ability to defer payment of interest
-      Any other terms not inconsistent with the Indenture
-      Issued with Original Issue Discount

The Senior Notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars.  Unless an applicable pricing or prospectus supplement states otherwise, the Senior Notes will not be subject to any conversion, amortization, or sinking fund.  We expect that the Senior Notes issued to the public will be "book-entry," represented by a permanent global Senior Note registered in the name of Cede & Co., The Depository Trust Company’s partnership nominee, or such other name as may be requested by an authorized representative of The Depository Trust Company.  We reserve the right, however, to issue Senior Note certificates registered in the name of the Senior Noteholders.

In the discussion that follows, whenever we talk about paying principal on the Senior Notes, we mean at maturity or redemption.  Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time and all references to New York mean The City of New York, unless otherwise noted.

The Indenture does not protect holders of the Senior Notes if we engage in a highly leveraged transaction.

The following terms may apply to each Senior Note as specified in the applicable pricing or prospectus supplement and the Senior Note:

Redemptions

If we issue redeemable Senior Notes, we may redeem such Senior Notes at our option unless an applicable pricing or prospectus supplement states otherwise.  The pricing or prospectus supplement will state the terms of redemption.  We may redeem Senior Notes in whole or in part by delivering written notice to the Senior Noteholders no more than 60, and not less than 30, days prior to redemption.  If we do not redeem all the Senior Notes of a series at one time, the Senior Notes will be redeemed by lot or in such other manner as the Trustee shall deem fair and appropriate in its discretion.

Remarketed Notes

If we issue Senior Notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the Senior Notes including: interest rate, remarketing provisions, our right to purchase or redeem Senior Notes, the holders' right to tender Senior Notes, and any other provisions.

Note Certificates-Registration, Transfer, and Payment of Interest and Principal

Unless otherwise indicated in the applicable prospectus supplement, each series of Senior Notes issued to the public will be issued initially in the form of one or more global notes, in registered form, without coupons, as described under Book-Entry System.  However, if we issue Senior Note certificates, they will be registered in the name of the Senior Noteholder.  The Senior Notes may be transferred or exchanged, pursuant to administrative procedures in the Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent.  Payments to public holders of Senior Note certificates will be made by check.

Original Issue Discount

We may issue the Senior Notes at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount.  Generally speaking, if the Senior Notes are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount.  Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those Senior Notes.

Interest Rate

The interest rate on the Senior Notes will either be fixed or floating.  The interest paid will include interest accrued to, but excluding, the date of maturity or redemption.  Interest is generally payable to the person in whose name the Senior Note is registered at the close of business on the record date before each interest payment date.  Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

If we issue a Senior Note after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date.  We will pay interest payments by check or wire transfer, at our option.

Fixed Rate Senior Notes

A pricing or prospectus supplement will designate the record dates, payment dates, our ability to defer interest payments and the fixed rate of interest payable on a Senior Note.  We will pay interest quarterly or semi-annually, and upon maturity or redemption.  Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid.  Interest payments will be the amount of interest accrued to, but excluding, each payment date.  Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Notes

Each floating rate Senior Note will have an interest rate formula.  The applicable pricing or prospectus supplement will state the initial interest rate or interest rate formula on each Senior Note effective until the first interest reset date.  The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

The following are events of default under the Indenture with respect to any series of Senior Notes, unless we state otherwise in the applicable prospectus supplement:

-	failure to pay for three business days the principal of (or premium, if any, on) any Senior Note of a series when due and payable;
-	failure to pay for 30 days any interest on any Senior Note of any series when due and payable;
-	failure to perform any other requirements in such Senior Notes, or in the Indenture in regard to such Senior Notes, for 90 days after notice;
-      certain events of our bankruptcy or insolvency; or
-      any other event of default specified in a series of Senior Notes.

An event of default for a particular series of Senior Notes does not necessarily mean that an event of default has occurred for any other series of Senior Notes issued and outstanding under the Indenture.  If an event of default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the Senior Notes of the series affected may require us to repay the entire principal of the Senior Notes of such series immediately ("Repayment Acceleration").  In most instances, the holders of at least a majority in aggregate principal amount of the Senior Notes of the affected series may rescind a previously triggered Repayment Acceleration.  However, if we cause an event of default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

The Trustee must within 90 days after a default occurs, notify the holders of the Senior Notes of the series of default unless such default has been cured or waived; provided, that the Trustee may withhold from the holders notice of any default, except a default relating to the payment of principal (or premium, if any) or interest, if it determines in good faith that  withholding notice is in the interests of the holders of such series of Senior Notes.  We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee indemnity or security satisfactory to it.  Subject to the provisions for indemnification, the holders of a majority in principal amount of the Senior Notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such Senior Notes.

Modification of Indenture

Under the Indenture, our rights and obligations and the rights of the holders of any Senior Notes may be changed.  Any change affecting the rights of the holders of any series of Senior Notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes of all series affected by the change, voting as one class.  However, we cannot change the terms of payment of principal or interest, or reduce the percentage required for changes or a waiver of default, unless the holder consents.  We may issue additional series of Senior Notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any Senior Noteholders.

Consolidation, Merger or Sale

We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser (i) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and (ii) expressly assumes the payment of principal, premium, if any, and interest on the Senior Notes.

Legal Defeasance

We will be discharged from our obligations on the Senior Notes of any series at any time if:

-
we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Senior Note of the series, and

-
we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of Senior Noteholders of that series will not change as a result of our performing the action described above.

If this happens, the Senior Noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Senior Notes and replacement of lost, stolen or mutilated Senior Notes.

Covenant Defeasance

We will be discharged from our obligations under any restrictive covenant applicable to the Senior Notes of a particular series if we perform both actions described above.  See Legal Defeasance.  If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration.  If we cause an event of default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the Senior Notes of that series.  In that instance, we would remain liable for such amounts.

Governing Law

The Indenture and Senior Notes of all series will be governed by the laws of the State of New York.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the Trustee in the normal course of business.  The Trustee is also the Subordinated Indenture Trustee under the Subordinated Indenture relating to the Junior Subordinated Debentures.  If the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939, as amended, it must eliminate such interest or resign to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act of 1939, as amended, and the Indenture.

The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Senior Notes, unless such holder shall have offered to the Trustee security or indemnity satisfactory to it against any costs, expenses and liabilities.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock currently consists of 600,000,000 shares of common stock, par value $6.50 per share.  482,912,247 shares of our common stock were issued and outstanding as of October 27, 2011.  Our common stock, including the common stock offered in this prospectus once issued, is listed on the New York Stock Exchange.  Computershare Trust Company, N.A., P.O. Box 43081, Providence, Rhode Island  02940-3081, is the transfer agent and registrar for our common stock.

Dividend Rights

The holders of our common stock are entitled to receive the dividends declared by our board of directors provided funds are legally available for such dividends.  Our income derives from our common stock equity in the earnings of our subsidiaries.  Various financing arrangements, charter provisions and regulating requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

Voting Rights

The holders of our common stock are entitled to one vote for each share of common stock held.  The holders of our common stock are entitled to cumulate their votes when voting for the election of directors.

Pre-emptive Rights

The holders of our common stock generally do not have the right to subscribe for or purchase any part of any new or additional issue of our common stock.  If, however, our board of directors determines to issue and sell any common stock solely for money and not by (1) a public offering, (2) an offering to or through underwriters or dealers who have agreed to promptly make a public offering, or (3) any other offering which the holders of a majority of our outstanding common stock have authorized; then such common stock must first be offered pro rata to our existing shareholders on terms no less favorable than those offered to persons other than our existing shareholders.

Rights Upon Liquidation

If we are liquidated, holders of our common stock will be entitled to receive pro rata all assets available for distribution to our shareholders after payment of our liabilities, including liquidation expenses.

Restrictions on Dealing with Existing Shareholders

We are subject to Section 513 of New York's Business Corporation Law, which provides that no domestic corporation may purchase or agree to purchase more than 10% of its stock from a shareholder who has held the shares for less than two years at any price that is higher than the market price unless the transaction is approved by both the corporation's board of directors and a majority of the votes of all outstanding shares entitled to vote thereon at a meeting of shareholders, unless the certificate of incorporation requires a greater percentage of the votes of the outstanding shares to approve or the corporation offers to purchase shares from all the holders on the same terms.  Our certificate of incorporation does not currently provide for a higher percentage.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

General

We will issue the Junior Subordinated Debentures directly to the public, to a trust or as part of a Stock Purchase Unit under the Junior Subordinated Indenture dated March 1, 2008 between us and The Bank of New York Mellon Trust Company, N.A. as Subordinated Indenture Trustee.  This prospectus briefly outlines some provisions of the Subordinated Indenture.  If you would like more information on these provisions, you should review the Subordinated Indenture and any supplemental indentures or company orders that we will file with the SEC.  See Where You Can Find More Information on how to locate these documents.  You may also review these documents at the Subordinated Indenture Trustee’s offices at 2 North LaSalle Street, Chicago, Illinois.

The Junior Subordinated Debentures are unsecured obligations and are junior in right of payment to "Senior Indebtedness".  You may find a description of the subordination provisions of the Junior Subordinated Debentures, including a description of Senior Indebtedness under Subordination.

Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including the holders of the Junior Subordinated Debentures) to participate in the assets of the subsidiary upon the subsidiary's liquidation.

The Subordinated Indenture does not limit the amount of Junior Subordinated Debentures that we may issue under it.  We may issue Junior Subordinated Debentures from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance.  The Subordinated Indenture also gives us the ability to reopen a previous issue of a series of Junior Subordinated Debentures and issue additional Junior Subordinated Debentures of such series.

A pricing or prospectus supplement will include the final terms for each Junior Subordinated Debenture.  If we decide to list upon issuance any series of Junior Subordinated Debentures on a securities exchange, a pricing or prospectus supplement will identify the exchange and state when we expect trading could begin. The following terms of the Junior Subordinated Debentures that we may sell at one or more times will be established in a prospectus supplement:

-      Maturity
-      Fixed or floating interest rate
-      Remarketing features
-      Certificate or book-entry form
-      Redemption
-      Not convertible, amortized or subject to a sinking fund
-      Interest paid on fixed rate Junior Subordinated Debentures quarterly or semi-annually
-	Interest paid on floating rate Junior Subordinated Debentures monthly, quarterly, semi-annually, or annually
-      Issued in multiples of a minimum denomination
-      Ability to defer payment of interest
-      Any other terms not inconsistent with the Subordinated Indenture
-	Issued with Original Issue Discount

The Subordinated Indenture does not protect the holders of Junior Subordinated Debentures if we engage in a highly leveraged transaction.

Redemption

Provisions relating to the redemption of Junior Subordinated Debentures will be set forth in the applicable prospectus supplement.  Unless we state otherwise in the applicable prospectus supplement, we may redeem Junior Subordinated Debentures only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption.  If we do not redeem all the Junior Subordinated Debentures of a series at one time, the Subordinated Indenture Trustee selects those to be redeemed by such a method as shall be provided for such particular series, or in the absence of any such provision, in a manner it determines to be fair.

Junior Subordinated Debenture Certificates-Registration, Transfer, and Payment of Interest and Principal

Unless otherwise indicated in the applicable prospectus supplement, each series of Junior Subordinated Debentures issued to the public initially will be in the form of one or more global Junior Subordinated Debentures, in registered form, without coupons, as described under Book-Entry System.  However, if we issue Junior Subordinated Debenture certificates, they will be registered in the name of the Junior Subordinated Debentureholder.  The Junior Subordinated Debentures may be transferred or exchanged, pursuant to administrative procedures in the Subordinated Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent.  Payments to public holders of Junior Subordinated Debenture certificates will be made by check.

Original Issue Discount

We may issue the Junior Subordinated Debentures at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount.  Generally speaking, if the Junior Subordinated Debentures are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount.  Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those Junior Subordinated Debentures.

Interest Rate

The interest rate on the Junior Subordinated Debentures will either be fixed or floating.  The interest paid will include interest accrued to, but excluding, the date of maturity or redemption.  Interest is generally payable to the person in whose name the Junior Subordinated Debenture is registered at the close of business on the record date before each interest payment date.  Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

If we issue a Junior Subordinated Debenture after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date.  We will pay interest payments by check or wire transfer, at our option.

Fixed Rate Junior Subordinated Debentures

A pricing or prospectus supplement will designate the record dates, payment dates, our ability to defer interest payments and the fixed rate of interest payable on a Junior Subordinated Debenture.  We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid.  Interest payments will be the amount of interest accrued to, but excluding, each payment date.  Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Junior Subordinated Debentures

Each floating rate Junior Subordinated Debenture will have an interest rate formula.  The applicable pricing or prospectus supplement will state the initial interest rate or interest rate formula on each Junior Subordinated Debenture effective until the first interest reset date.  The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

The following are events of default under the Subordinated Indenture with respect to any series of Junior Subordinated Debentures, unless we state otherwise in the applicable prospectus supplement:

-	failure to pay for three business days the principal of (or premium, if any, on) any Junior Subordinated Debenture of a series when due and payable;
-	failure to pay for 30 days any interest on any Junior Subordinated Debenture of any series when due and payable;

-	failure to perform any other requirements in such Junior Subordinated Debentures, or in the Subordinated Indenture, for 90 days after notice;
-      certain events of our bankruptcy or insolvency; or
-      any other event of default specified in a series of Junior Subordinated Debentures.

An event of default for a particular series of Junior Subordinated Debentures does not necessarily mean that an event of default has occurred for any other series of Junior Subordinated Debentures issued under the Subordinated Indenture.  If an event of default occurs and continues, the Subordinated Indenture Trustee or the holders of at least 33% of the principal amount of the Junior Subordinated Debentures of the series affected may require us to repay the entire principal of the Junior Subordinated Debentures of such series immediately ("Repayment Acceleration").  In most instances, the holders of at least a majority in aggregate principal amount of the Junior Subordinated Debentures of the affected series may rescind a previously triggered Repayment Acceleration.  However, if we cause an event of default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Subordinated Indenture Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

Unless otherwise specified in the Subordinated Indenture, the Subordinated Indenture Trustee must give notice of any default to the holders of the Junior Subordinated Debentures of the series of default in the manner and to the extent required by the Trust Indenture Act of 1939, as amended, unless such default has been cured or waived.  We are required to file an annual certificate with the Subordinated Indenture Trustee, signed by an officer, concerning any default by us under any provisions of the Subordinated Indenture.

Subject to the provisions of the Subordinated Indenture relating to its duties in case of default, the Subordinated Indenture Trustee shall be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any holders unless such holders offer the Subordinated Indenture Trustee indemnity or security satisfactory to it.  Subject to the provisions for indemnification, the holders of a majority in principal amount of the Junior Subordinated Debentures of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Subordinated Indenture Trustee with respect to such Junior Subordinated Debentures.

Modification of Subordinated Indenture

Under the Subordinated Indenture, our rights and obligations and the rights of the holders of any Junior Subordinated Debentures may be changed.  Any change affecting the rights of the holders of any series of Junior Subordinated Debentures requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures of all series affected by the change, voting as one class.  However, we cannot change the terms of payment of principal or interest, or reduce the percentage required for changes or a waiver of default, unless the holder consents.  We may issue additional series of Junior Subordinated Debentures and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any debentureholders.

Consolidation, Merger or Sale

We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser (i) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and (ii) expressly assumes the payment of principal, premium, if any, and interest on the Junior Subordinated Debentures.

Legal Defeasance

We will be discharged from our obligations on the Junior Subordinated Debentures of any series at any time if:

-
we deposit with the Subordinated Indenture Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Junior Subordinated Debenture of the series, and

-
we deliver to the Subordinated Indenture Trustee an opinion of counsel stating that the federal income tax obligations of debentureholders of that series will not change as a result of our performing the action described above.

If this happens, the debentureholders of the series will no longer be entitled to the benefits of the Subordinated Indenture except for registration of transfer and exchange of Junior Subordinated Debentures and replacement of lost, stolen or mutilated Junior Subordinated Debentures.

Covenant Defeasance

We will be discharged from our obligations under any restrictive covenant applicable to the Junior Subordinated Debentures of a particular series if we perform both actions described above.  See Legal Defeasance.  If this happens, any later breach of  that particular restrictive covenant will not result in Repayment Acceleration.  If we cause an event of default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Subordinated Indenture Trustee to pay all amounts due on the Junior Subordinated Debentures of that series.  In that instance, we would remain liable for such amounts.

Junior Subordinated Debentures issued to a trust will not be subject to covenant defeasance.

Subordination

Each series of Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below.  If:

-	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;
-	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or
-	the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Debentures have the right to receive any payments of principal or interest on their Junior Subordinated Debentures.

"Senior Indebtedness" means, with respect to any series of Junior Subordinated Debentures, the principal, premium, interest and any other payment in respect of any of the following:

-	all of our indebtedness that is evidenced by notes, debentures, bonds or other securities we sell for money or other obligations for money borrowed;
-
all indebtedness of others of the kinds described in the preceding category which we have assumed or guaranteed or which we have in effect guaranteed through an agreement to purchase, contingent or otherwise; and

-	all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding two categories.

Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or Guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with those Junior Subordinated Debentures.  Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue.  As of September 30, 2011, our Senior Indebtedness totaled approximately $772 million.

Governing Law

The Subordinated Indenture and Junior Subordinated Debentures of all series are governed by the laws of the State of New York.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the Subordinated Indenture Trustee in the normal course of business.  The Subordinated Indenture Trustee is also the Trustee under the Indenture relating to the Senior Notes.  If the Subordinated Indenture Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939, as amended, it must eliminate such interest or resign to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act of 1939, as amended, and the Subordinated Indenture.

The Subordinated Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request of any holder of the Junior Subordinated Debentures, unless such holder shall have offered to the Subordinated Indenture Trustee security or indemnity satisfactory to it against any costs, expenses and liabilities.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS

We may issue Stock Purchase Contracts representing contracts obligating holders to purchase from us and we may sell to the holders, a specified number of shares of common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates.  The price per share of common stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts.

The Stock Purchase Contracts may be issued separately or as a part of units, often known as Stock Purchase Units, consisting of a Stock Purchase Contract and either Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligations to purchase the common stock under the Stock Purchase Contracts.

The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis.  The Stock Purchase Contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid Stock Purchase Contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original Stock Purchase Contract.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, prepaid securities.  The description in the applicable prospectus supplement will not necessarily contain all of information that you may find useful.  For more information, you should review the Stock Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued.  These documents will be filed with the SEC promptly after the offering of such Stock Purchase Contracts or Stock Purchase Units and, if applicable, prepaid securities.

BOOK-ENTRY SYSTEM

Unless otherwise stated in a prospectus supplement, book-entry securities of a series will be issued in the form of a global security that the Trustee will deposit with The Depository Trust Company, New York, New York (“DTC”).  This means that we will not issue security certificates to each holder.  One or more global securities will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities.  The participant will then keep a record of its clients who purchased the securities.  Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information:

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.  DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC.  DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts.  This eliminates the need for physical movement of securities certificates.  Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).  DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies.  DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).  The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission.  More information about DTC can be found at www.dtcc.com.

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records.  The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records.  Beneficial Owners will not receive written confirmation from DTC of their purchase.  Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction.  Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners.  Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC.  The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership.  DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners.  The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.  Beneficial Owners of securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the securities, such as redemptions, tenders, defaults and proposed amendments to the securities documents.  For example, Beneficial Owners of securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners.  In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC.  If less than all of the securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the securities unless authorized by a Direct Participant in accordance with DTC’s Procedures.  Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date.  The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal and interest payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC.  DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the payable date in accordance with their respective holdings shown on DTC’s records.  Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time.  Payment of principal and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our or the Trustee’s responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its securities purchased or tendered, through its Participant, to the Tender/Remarketing Agent, and shall effect delivery of such securities by causing the Direct Participant to transfer the Participant’s interest in the securities, on DTC’s records, to the Tender/Remarketing Agent.  The requirement for physical delivery of the securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered securities to the Tender/Remarketing Agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the securities at any time by giving reasonable notice to us or the Trustee.  Under such circumstances, in the event that a successor depository is not obtained, security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository).  In that event, security certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

We may sell the securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

Securities may be sold on a continuing basis through agents designated by us.  The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment.

Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

The agents will not be obligated to make a market in the securities.  We cannot predict the amount of trading or liquidity of the securities.

By Underwriters

The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account.  The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The obligations of the underwriters to purchase the securities will be subject to certain conditions.  The underwriters will be obligated to purchase all the securities offered if any are purchased.  Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The underwriters may not be obligated to make a market in the securities.  We cannot predict the amount of trading or liquidity of the securities.

Direct Sales

We may also sell securities directly.  In this case, no underwriters or agents would be involved.

General Information

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

LEGAL OPINIONS

Our counsel, Simpson Thacher & Bartlett LLP, New York, NY, or Jeffrey D. Cross or Thomas G. Berkemeyer, Deputy General Counsel and Associate General Counsel, respectively,

of American Electric Power Service Corporation, our service company affiliate, will issue an opinion about the legality of the securities for us.  Dewey & LeBoeuf LLP, New York, NY will issue an opinion for the agents or underwriters.  From time to time, Dewey & LeBoeuf LLP acts as counsel to our affiliates for some matters.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the American Electric Power Company, Inc. Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of American Electric Power Company, Inc. and subsidiary companies’ internal control over financial reporting have been audited by Deloitte & Touche llp, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion and, as to the report related to the consolidated financial statements, includes an explanatory paragraph relating to the adoption of a new accounting pronouncement in 2010), which are incorporated herein by reference.  Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$850,000,000

AMERICAN ELECTRIC POWER COMPANY, INC.

$550,000,000 1.65% Senior Notes, Series E, due 2017
$300,000,000 2.95% Senior Notes, Series F, due 2022

___________________

PROSPECTUS SUPPLEMENT
___________________

Joint Book-Running Managers

J.P. Morgan	Citigroup	Goldman, Sachs & Co.
BNP PARIBAS	Credit Agricole CIB	RBS

Co-Managers
BNY Mellon Capital Markets, LLC
KeyBanc Capital Markets
Mizuho Securities
ScotiaBank
SunTrust Robinson Humphrey

              November 28, 2012